UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHANNELL COMMERCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

CHANNELL COMMERCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2007

The 2007 Annual Meeting (the “Meeting”) of the Stockholders of Channell Commercial Corporation, a Delaware corporation (the “Company”), will be held at 9:00 a.m., local time, on May 22, 2007, at the corporate headquarters of the Company, 26040 Ynez Road, Temecula, California 92591, to consider and vote on the following matters:

1.               The election of two Directors to serve on the Company’s Board of Directors; and

2.               The transaction of such other business as may properly come before the Meeting or any postponement or adjournment thereof.

Only stockholders of record of the Company’s Common Stock at the close of business on March 28, 2007 will be entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

/s/ Jacqueline M. Channell
Jacqueline M. Channell
Secretary

Temecula, California
April 13, 2007

Channell Commercial Corporation

26040 Ynez Road

Temecula, California  92591

ANNUAL MEETING OF STOCKHOLDERS
May 22, 2007

PROXY STATEMENT

SOLICITATION OF PROXIES

This proxy statement is solicited on behalf of the board of directors of Channell Commercial Corporation, a Delaware corporation, for use at our 2007 annual meeting of stockholders to be held at our corporate headquarters, at 26040 Ynez Road, Temecula, California, 92591, on May 22, 2007 at 9:00 a.m. local time, and at any and all adjournments or postponements thereof.

Stockholders are requested to complete, date, sign and return the accompanying proxy card.  All shares represented by each properly executed, unrevoked proxy received in time for the annual meeting will be voted in the manner specified therein.  If the manner of voting is not specified in an executed proxy received by us, the proxy will be voted “FOR” the election of the nominees listed in the proxy for election to the board of directors and “FOR” the other proposals to be considered at the annual meeting.

Any stockholder has the power to revoke his or her proxy at any time before it is voted.  A proxy may be revoked by delivering a written notice of revocation to our secretary at the address set forth above, by presenting at the annual meeting a later-dated proxy executed by the person who executed the prior proxy, or by attendance at the annual meeting and voting in person by the person who executed the proxy.

This proxy statement and the accompanying proxy card are first being mailed to our stockholders on or about April 13, 2007.  Solicitation of proxies is being made primarily by mail, but our directors, officers and employees, none of whom will receive additional compensation therefor, may also engage in the solicitation of proxies by telephone or other means.  The cost of preparing, assembling and mailing proxy materials and the other proxy solicitation costs will be borne by us.  We have retained a firm to assist in the distribution of proxies by mail for an estimated fee of $5,000 plus reimbursement for certain expenses.  Our expenses also include reimbursement paid to brokerage firms and others for their expenses incurred in forwarding material regarding the annual meeting to beneficial owners of shares of our common stock.  Proxies solicited by means of this proxy statement will be tabulated by the inspectors of election designated by the board of directors.

OUTSTANDING SHARES AND VOTING RIGHTS

Only holders of record of shares of our common stock outstanding at the close of business on the record date, March 28, 2007, will be entitled to notice of, and to vote at, the annual meeting.  On each matter to be considered at the annual meeting, each stockholder will be entitled to cast one vote for each share of common stock held of record by such stockholder on March 28, 2007.  As of the close of business on the record date, there were 9,543,584 shares of common stock outstanding and entitled to vote.

In order to constitute a quorum for the conduct of business at the annual meeting, a majority of the outstanding shares of our common stock entitled to vote at the annual meeting must be represented at the annual meeting.  Shares represented by proxies that reflect abstentions or “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the annual meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum.  Directors will be elected by a favorable vote of a plurality of the shares of common stock present and entitled to vote, in person or by proxy, at the annual meeting.  Accordingly, abstentions or broker non-votes as to the election of directors will not affect the plurality of votes.  All other proposals to come before the annual meeting require the approval of a majority of the votes cast, in person or by proxy, at the annual meeting.  Abstentions as to a particular proposal and broker non-votes will be treated as unvoted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise indicated, the following table sets forth as of March 31, 2007 certain information as to the beneficial ownership of our common stock by: (1) each of our directors; (2) each of our named executive officers as indicated in the Summary Compensation Table below; (3) all of our directors and executive officers as a group; and (4) each person known by us to beneficially own more than five percent (5%) of our outstanding common stock.  In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within our direct knowledge.

	Amount and Nature of Beneficial Ownership
Name and Address	No. of Shares	Exercisable		Percent
of Beneficial Owner (1)	Owned	Options (2)	Total	of Class
The Channell Family Trust (3)(4)	3,250,830	—	3,250,830	34.1%
Jacqueline M. Channell (3)(4)	3,250,830	9,001	3,259,831	34.1%
William H. Channell, Sr. (3)(4)	3,250,830	1,000	3,251,830	34.1%
William H. Channell, Jr. (4)	640,067	1,046,400	1,686,467	15.9%
Patrick E. McCready (4)	—	—	—	*
Jerry Collazo (5)	—	16,667	16,667	*
Jim P. Duvall (4) (6)	—	1,000	1,000	*
Guy Marge (4)	9,000	3,001	12,001	*
Stephen Gill (4)	1,000	2,001	3,001	*
Dana Brenner (4)	—	3,001	3,001	*
Edward J. Burke (4)	1,000	98,550	99,550	1.0%
John B. Kaiser (4)	890	95,270	96,160	1.0%
Andrew M. Zogby (4)	1,400	100,060	101,460	1.1%
All Directors and executive officers as a group (12 in number)	3,904,187	1,375,951	5,280,138	48.4%
Rutabaga Capital Management (7) 64 Broad Street Boston, MA 02109	769,588	—	769,588	8.1%
State of Wisconsin Investment Board (8) P.O. Box 7842 Madison, WI 53707	651,300	—	651,300	6.8%
Bonanza Capital Ltd. (9) 300 Crescent Ct., Ste 1740 Dallas, TX 75201	600,000	—	600,000	6.3%
J. Carlo Cannell (10) P.O. Box 3459, 240 E. Deloney Ave, Jackson, WY 83001	505,278	—	505,278	5.3%
The Taylor Family Trust (11) 1450 Ravenswood Lane Riverside, CA 92506	447,614	—	447,614	4.7%
Carrie S. Channell (11) 18 Buena Vista Avenue Mill Valley, CA 94941	450,000	—	450,000	4.7%

*   Less than 1%

(1)          Unless otherwise indicated, the persons in this table have sole voting, investment and dispositive power with respect to all shares of our common stock shown as owned by them, subject to community property laws where applicable.  Percentage ownership is based on 9,543,584 shares of common stock outstanding as of March 31, 2007.

(2)          This information represents outstanding options exercisable currently or within 60 days of March 31, 2007.

(3)          As of March 31, 2007, William H. Channell, Sr. and his wife, Jacqueline M. Channell, were the co-trustees of the Channell Family Trust, which is the stockholder of record of the shares shown on the table as beneficially owned by the Channell Family Trust, Jacqueline M. Channell and William H. Channell, Sr.  They each had shared voting and dispositive power over the shares of common stock owned by such trust. William H. Channell, Sr. passed away on April 8, 2007.

(4)          Address for beneficial owner: c/o Channell Commercial Corporation, 26040 Ynez Rd., Temecula, CA 92591.

(5)          Mr. Collazo resigned as our chief financial officer on August 17, 2006.  Mr. Collazo’s address is 2458 Sunningdale Dr, Tustin, CA 92782.

(6)          Mr. Duvall, our corporate controller, also served as our interim chief financial officer from August 22, 2006 through September 10, 2006.

(7)          As reported on a Schedule 13G/A filed by Rutabaga Capital Management on January 24, 2007.  According to the Schedule 13G/A, as of December 31, 2006, Rutabaga Capital Management had sole voting power over 277,300 shares of common stock, shared voting power over 492,288 shares of common stock and sole dispositive power over 769,588 shares of common stock.

(8)          As reported on a Schedule 13G/A filed by the State of Wisconsin Investment board on February 12, 2007.  According to the Schedule 13G/A, as of December 31, 2006, the State of Wisconsin Investment board had sole voting power and sole dispositive power over 651,300 shares of common stock.

(9)          As reported on a Schedule 13G/A filed by Bonanza Capital, Ltd. and Bonanza Master Fund, Ltd. on February 14, 2006. According to the Schedule 13G/A, as of December 31, 2005, each of Bonanza Capital, Ltd. and Bonanza Master Fund, Ltd. had shared voting power over 600,000 shares of Common Stock and shared dispositive power over 600,000 shares of Common Stock.

(10)    As reported on a Schedule 13G/A filed by J. Carlo Cannell on February 15, 2007.  According to the Schedule 13G/A, as of December 31, 2006, Mr. Cannell had sole voting power and sole dispositive power over 505,278 shares of common stock.

(11)    Michelle Taylor, who is a co-trustee of the Taylor Family Trust, and Carrie S. Channell are daughters of William H. Channell, Sr. and Jacqueline M. Channell and sisters of William H. Channell, Jr.  Ms. Taylor and her husband, Roy Taylor, are the sole trustees of the Taylor Family Trust and together have sole voting and dispositive power over the shares of common stock held by such trust.

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information with respect to our executive officers and directors and their ages as of April 10, 2007.

Name	Age	Positions
Jacqueline M. Channell(1)	75	Interim Chairman of the Board and Secretary
William H. Channell, Jr.	49	President, Chief Executive Officer and Director
Dana Brenner(2)	64	Director
Guy Marge(2) (3)	63	Director
Stephen Gill (3)	64	Director
Patrick E. McCready	49	Chief Financial Officer
Edward J. Burke	51	Chief Technology Officer
Andrew M. Zogby	47	Chief Marketing Officer

(1)          Mrs. Channell was elected as our interim chairman of the board effective April 9, 2007.

(2)          Audit Committee Member

(3)          Compensation Committee Member

The authorized number of members of the board of directors is currently seven, and the board of directors consists of five members.  Directors are staggered into three classes, with the directors in a single class elected at each annual meeting of stockholders to serve for a term of three years, or, in the case of a new director replacing a former director whose term has not expired, for the remainder of the term of the former director.  Two directors are to be elected at the annual meeting to serve for a three-year term expiring at the annual meeting in 2010.  Our executive officers serve at the pleasure of the board of directors.

Continuing Directors Other Than Nominees

William H. Channell, Jr. has been our president and chief executive officer since December, 2003.  He was our president and chief operating officer from 1996 to December, 2003.  He has been one of our directors since 1984. Since joining the company in 1979, Mr. Channell, Jr. has held the positions of executive vice president, director of marketing and national sales manager. Mr. Channell, Jr. is a principal stockholder and is the son of William H. Channell, Sr. and Jacqueline M. Channell. His term as a director expires at the 2009 annual meeting.

Jacqueline M. Channell has been our secretary since 1966 and has been a director since 1966 except for approximately three months in 2001. Mrs. Channell was elected as our interim chairman of the board effective April 9, 2007.  She and William H. Channell, Sr. were, as of April 8, 2007, the date of Mr. Channell’s passing, co-trustees of the Channell Family Trust, which is one of our principal stockholders. She is the wife of William H. Channell, Sr. and the mother of William H. Channell, Jr.  Mrs. Channell’s term as a director expires at the 2009 annual meeting.

Dana Brenner became a director in March, 2003.  Mr. Brenner is the managing partner of Brenner, Edwards & Associates, an accounting firm with offices in Woodland Hills and Blythe, California, focused on medium and small businesses as well as individuals.  Mr. Brenner has over 35 years of public accounting experience with companies in various industries including manufacturing, construction, real estate, mortgage banking and credit unions.  His term as a director expires at the 2008 annual meeting.

Executive Officers

Patrick E. McCready has been our chief financial officer since September, 2006. From 1991 to 2006 he was employed by Pulse Engineering, Inc. in various positions, including vice president finance from 1995 to 2006. Between 1988 and 1991 he was controller of Greene International West, Inc.  Mr. McCready began his career with Deloitte & Touche LLP and is a C.P.A.

Edward J. Burke has been our chief technology officer, former title vice president corporate engineering, since May, 1996 and has served in various similar capacities with us since 1984. Mr. Burke has held various technical positions in the thermoplastic product engineering and tooling design field since 1978.

Andrew M. Zogby has been our chief marketing officer, former title vice president corporate marketing, since March, 1996. Prior to joining us, Mr. Zogby was director of strategic marketing, Broadband Connectivity Group, for ADC Telecommunications, a publicly traded telecommunications equipment supplier to both telephone and CATV network providers worldwide. He had been with ADC Telecommunications since 1990. Mr. Zogby has held various technical marketing positions in the telecommunications equipment industry since 1984.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information relating to equity securities authorized for issuance under our 1996 Incentive Stock Plan and our 2003 Incentive Stock Plan as of December 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (c)
Equity compensation plans approved by security holders	1,751,123	(1)	$4.70	1,200,805	(1)
Equity compensation plans not approved by security holders	—		—	—
Total	1,751,123		$4.70	1,200,805

(1)          Information provided relates to our 1996 Incentive Stock Plan and 2003 Incentive Stock Plan.  There are no options available for issuance under our 1996 Incentive Stock Plan.

CORPORATE GOVERNANCE

Director Independence

The board of directors has determined that each of Stephen Gill, Guy Marge and Dana Brenner, three of our current directors, and David Iannini, who resigned from the board of directors on March 21, 2007, are each independent under the listing standards of the NASDAQ stock market.  In addition, the board of directors has determined that Messrs. Brenner, Marge and Iannini meet the enhanced independence standards for audit committees set forth in the rules and regulations of the Securities and Exchange Commission as incorporated into the NASDAQ stock market independence standards.

William H. Channell, Jr. and Jacqueline M. Channell are not, and William H. Channell, Sr. was not, independent under the NASDAQ stock market listing standards.

In making its independence determinations, the board reviewed transactions and relationships between the director and/or any member of his or her immediate family and us or one of our subsidiaries or affiliates based on information provided by the director in a written questionnaire and information contained in company records. Specifically, the board considered the following types of relationships and transactions: (1) principal employment of and other public company directorships held by each non-employee director, which are described above in “Executive Officers and Directors” and below in “Proposal 1—Election of Directors”; (2) contracts or arrangements that are ongoing or that existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any entity for which the director or his or her immediate family member is an executive officer or greater-than-10% stockholder; and (3) contracts or arrangements that are ongoing or that existed during any of the past three fiscal years between us and/or our subsidiaries or affiliates and any other public company for which the non-employee director serves as a director. The relationships and transactions reviewed by the board of directors included the following:  Mr. Brenner has provided during the past three fiscal years various tax consulting services to members of the Channell family; however, the board of directors has determined that the services, and the fees paid for the services, were not material, and therefore did not affect Mr. Brenner’s independence.

Board of Directors Meetings

The board of directors held six meetings during the fiscal year ended December 31, 2006.  In 2006, all of the directors attended all board and committee meetings held during the period of his or her service.

We do not require directors to attend the annual meetings of stockholders.  No member of the board of directors attended the 2006 annual meeting of stockholders.

Committees

The board of directors has two standing committees: the audit committee and the compensation committee, both established in June 1996.

Audit Committee

In fiscal year 2006, the audit committee consisted of Messrs. Brenner (Chairman), Marge and Iannini.  The board of directors has adopted a written charter for the audit committee, a copy of which is included as Appendix A to this proxy statement.  The audit committee is directly responsible for the engagement of our independent auditor, and, among other things, approves or pre-approves, as necessary, the services performed by the independent auditor and reviews and evaluates our accounting systems and our system of internal accounting controls. During 2006, the audit committee met four times.

The board of directors has determined that Mr. Brenner qualifies as an “audit committee financial expert” within the meaning of the Securities and Exchange Commission’s rules and regulations.  Mr. Brenner is the managing partner of Brenner, Edwards & Associates, an accounting firm with offices in Woodland Hills and Blythe, California.  Mr. Brenner has over 35 years of public accounting experience with companies in various industries, including manufacturing, construction, real estate, mortgage banking and credit unions. The board of directors has determined that Mr. Brenner is “independent” under the listing standards of the NASDAQ stock market and that he meets the enhanced independence standards for audit committees set forth in the rules and regulations of the Securities and Exchange Commission as incorporated into the NASDAQ stock market independence standards.

Compensation Committee

In fiscal year 2006, the compensation committee consisted of Messrs. Marge (Chairman), Gill and Iannini.  The board of directors has adopted a written charter for the compensation committee, a copy of which is included as Appendix B to this proxy statement.  In 2006, the compensation committee met three times.

The compensation committee has the power and authority (subject to our certificate of incorporation and bylaws) necessary or appropriate to carry out its purposes and responsibilities, which include the responsibilities listed below as well as any other responsibilities assigned by the board from time to time:

•                  establish and review our overall compensation philosophy;

•                  determine (or recommend to the board of directors for determination) the compensation structure on an annual basis for our chief executive officer and all other executive officers;

•                  evaluate the annual compensation packages for our executive officers and determine whether adjustments to compensation are appropriate;

•                  if deemed appropriate by the committee, determine the performance goals and objectives that will serve as a benchmark for executive officers’ performance-based compensation, and if applicable, evaluate the executive officers’ performance against such performance goals and objectives, and determine the appropriate level of performance-based compensation to be received by each executive officer;

•                  determine termination packages for our executive officers as requested by the board of directors or management;

•                  review and approve the establishment of, and any material amendments to, all stock option or other equity-based compensation plans, and recommend changes to such plans to the board as deemed necessary, appropriate or advisable;

•                  grant awards of shares, share options or other equity units pursuant our stock option or other equity-based compensation plans; and

•                  prepare the compensation committee report for inclusion in the proxy statement.

In addition, the committee is authorized to take any other action reasonably related to the mandate of the compensation committee charter.  The committee may delegate its authority to a subcommittee, provided that the subcommittee consists of at least two members.

The committee’s general process for determining executive compensation can be found below under “Compensation Discussion and Analysis—General Process for Setting Executive Compensation.”

Our director compensation has been the same for the past five fiscal years, with the exceptions noted below.  In response to market conditions and the additional responsibilities resulting from the Sarbanes Oxley Act of 2002, we raised the annual retainer fees for the audit committee chair from $25,000 to $50,000 and for non-chair members of the audit committee from $25,000 to $30,000. The foregoing changes were recommended by our chief executive officer and were reviewed and approved by our board of directors. In 2006, the compensation committee engaged a compensation consultant, Hewitt, to review competitive practices for outside board of director compensation among comparable companies.  No changes to director compensation were made as a result of the Hewitt report.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served on the board of directors or compensation committee of any entity that has one or more executive officers serving as members of our board of directors or compensation committee.

Director Nominations Process

The board of directors does not have a nominating committee because of the small number of directors and the importance of having all directors involved in the nominating responsibilities of the board.

The board as a whole conducts the nominating process, including identifying, evaluating and interviewing director candidates.   However, director nominees are selected, or recommended for the board’s selection, by at least a majority of our independent directors, which are currently Dana Brenner, Stephen Gill and Guy Marge. Because of the small number of directors, the board does not have a policy with regard to the consideration of director candidates recommended by security holders but welcomes such recommendations.  Recommendations for director candidates should be sent to the chairman of the board, Channell Commercial Corporation, 26040 Ynez Road, Temecula, CA 92591.

The minimum qualifications for nominees recommended by the board and by security holders are the same:  integrity; sound business judgment; and commitment to fulfilling the responsibilities of board membership and to meeting all legal and regulatory requirements.  In addition, the board attempts to attract director candidates with diverse backgrounds and experience.

Communications from Security Holders

The board of directors welcomes communications from security holders.  Please direct such communications to the chairman of the board, Channell Commercial Corporation, 26040 Ynez Road, Temecula, CA 92591.  All communications should include the security holder’s name and address.  All such security holders’ communications, except for communications of a business solicitation nature, will be forwarded to each board member.

Code of Ethics

We have adopted a Code of Ethics within the meaning of Item 406(b) of Regulation S-K. This Code of Ethics applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. This Code of Ethics has been filed as an Exhibit to our 2003 Annual Report on Form 10-K.  In addition, the Code of Ethics is posted on our website, www.channell.com, under the heading “Investors,” and can be found by clicking on the “Officers and Directors” subheading.  If we make any substantive amendments to this Code of Ethics or grant any waiver, including any implicit waiver, from the Code of Ethics, we will disclose the nature of such amendment or waiver on our website within four business days after such amendment or waiver.

FORWARD-LOOKING STATEMENTS

This proxy statement contains  “forward-looking statements”  (as defined in the Private Securities Litigation Reform Act of 1995).  Forward-looking statements include statements that are predictive in nature; that depend upon or refer to future events or conditions; or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or variations or negatives of such words or similar or comparable words or phrases.  Forward-looking statements are based on our current expectations and projections about future events and are subject to risks, uncertainties, and assumptions that may cause results to differ materially from those set forth in the forward-looking statements.  The forward-looking statements may include statements regarding actions to be taken by us.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the uncertainties that may affect our business, particularly those mentioned in the cautionary statements in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and in our other periodic reports filed with the Securities and Exchange Commission.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

Our executive compensation program is intended to fulfill the following objectives:

•                  attract, motivate and retain individuals of superior ability and managerial talent critical to our long-term success;

•                  align our executives’ interests with our corporate strategies and business objectives and the long-term interests of our stockholders;

•                  create incentives for our executives to achieve key strategic and financial performance measures; and

•                  enhance our executives’ incentive to increase our stock price and, in turn, maximize stockholder value.

Our compensation program is intended to reward our financial performance, generally measured by our earnings per share, as well as executives’ achievement of personal goals.  Our compensation components may vary each year depending on our operating results. However, the principal elements of our executive compensation program are the following, which are described in more detail below: annual base salary; annual performance-based incentive award opportunities; long-term equity awards; and employee benefits and perquisites.  In determining the allocation between the different elements of compensation for our executives, we do not adhere to formulas or specified percentages, but instead review allocations made by comparable companies in our industry and industry surveys.

General Process for Setting Executive Compensation

The compensation committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers.  The committee reviews on an annual basis the performance of our chief executive officer and president as described below and reviews the performance of our other executives based on a presentation by the chief executive officer and president to the committee.  The committee reviews and establishes the total compensation opportunities and individual compensation elements, including salary, annual performance-based incentive compensation and long-term compensation, for William H. Channell, Jr., our chief executive officer and president, subject to Mr. Channell, Jr.’s existing employment agreement. As discussed in more detail below under “—Components of Compensation—Annual Base Salary,” since 2003, the aggregate increases to Mr. Channell, Jr.’s base salary have been substantially consistent with the cost of living adjustments provided in his employment agreement, which is summarized below under “Summary Compensation Table—Executive Employment Agreements—William H. Channell, Jr.”  As discussed in more detail below under “—Components of Compensation—Annual Performance-Based Incentive Award Opportunities,” Mr. Channell, Jr.’s annual performance-based incentive compensation is determined based on the achievement of certain pre-determined company and personal goals.  These goals, and the amount of compensation tied to these goals, are generally: proposed by Mr. Channell, Jr.; discussed between Mr. Channell, Jr. and the compensation committee chair; subsequently reviewed by the compensation committee as a whole; and if deemed necessary by the committee, adjusted, and then approved.  At the end of the performance period, Mr. Channell, Jr. generally meets with the compensation committee chair to review the pre-determined personal and company goals and discuss whether those goals have been met.  After that meeting, the compensation committee as a whole discusses and determines whether the company and personal goals have been met, and accordingly, whether any annual performance-based incentive compensation has been earned by Mr. Channell, Jr.

The committee also approves the total compensation and individual compensation elements for our executive officers other than the chief executive officer and president, based principally on recommendations from the chief executive officer and president.  Mr. Channell, Jr. provides recommendations regarding the compensation of all the other executive officers, including recommendations as to base salary, annual performance-based incentive compensation, including any goals related thereto, and long-term equity compensation. As part of Mr. Channell, Jr.’s determination of his recommendation for annual compensation for the executive officers other than himself, each of the executive officers participates in an annual performance review with Mr. Channell, Jr. to provide input about his contributions to the company.  Based on the results of these reviews, and after reviewing industry surveys and considering market and competitive factors, Mr. Channell, Jr. makes his recommendations to the compensation committee. The compensation committee reviews Mr. Channell, Jr.’s recommendations as to compensation for the other executive officers, and, if necessary prior to approval of the compensation, makes any appropriate adjustments.  With respect to annual performance-based incentive compensation, at the end of the performance period, Mr. Channell, Jr. generally meets with each executive officer to review the pre-determined personal and company goals and discuss whether those goals have been met. After that meeting, Mr. Channell, Jr. recommends to the compensation committee whether the company and personal goals have been met, and as a result, whether the annual performance-based incentive compensation has been earned.  The compensation committee then discusses and determines whether the goals have been met, and accordingly, whether any annual performance-based incentive compensation has been earned by an executive.  The compensation committee generally accepts Mr. Channell, Jr.’s recommendations with respect to the other executive officers, both as to the setting of compensation and determinations as to whether annual performance-based incentive compensation has been earned.

In 2006, the compensation committee engaged two compensation consultants, who provided reports of their survey results.  Hewitt reviewed the competitiveness of the compensation for our top 5 executives, including our chief executive officer and president, relative to its selected group of comparable companies, and Towers Perrin reviewed the competitiveness of the compensation of our chief executive officer and president in relation to its selected group of comparable companies.  No adjustment to the compensation of any of our executive officers was made for 2006 based on the reports of the compensation consultants.  The compensation of our chief executive officer is dictated principally by his employment agreement, entered into in 2003.

Components of Compensation

Annual Base Salary

Base salary is the guaranteed element of our executive officers’ total compensation.  Base salary is intended to reflect the executive’s skill set and the value of that skill set in the market, as well as the executive’s historic contribution to our success. We believe base salary is an important element of our executive compensation because it allows us to attract and, in part, retain, individuals of superior ability and managerial talent that are critical to our long-term success.  We view executives’ base salaries as the cornerstone of our compensation package.  Accordingly, while we use the other compensation elements, such as long-term equity awards and annual performance-based incentive compensation, to align executives’ interest closely with the company’s interests and with our stockholders’ interests, base salary historically has been weighted heavily as compared to the other compensation elements.

At the time of our initial public offering in 1996, we entered into an employment agreement with Mr. Channell, Jr., among other things, setting his annual base salary at $500,000.  Since that time, his salary has been periodically adjusted.  In 2003, we entered into a new employment agreement with Mr. Channell, Jr., which is summarized below under “Summary Compensation Table—Executive Employment Agreements—William H. Channell, Jr.”  The employment agreement provides that Mr. Channell, Jr.’s salary may be increased from time to time in the discretion of the board of directors and that his salary will be increased annually to reflect the most recently published annualized percentage increase in the consumer price index for the Los Angeles, California area. Since 2003, the aggregate increases to Mr. Channell, Jr.’s base salary have been substantially consistent with this cost of living adjustment provision.  The employment agreement also provides that his base salary will not be decreased below $718,320 (which was the base salary on the original effective date of the 2003 agreement).

Mr. Channell’s base salary for the first half of fiscal year 2006 was $773,000, and was increased as of July 1, 2006 in accordance with the cost-of living adjustment provisions in his employment agreement, to $812,000.  The committee determined that no additional, discretionary, increase to Mr. Channell’s base salary would be made for 2006.

The base salaries, and any increases to those salaries, for our named executive officers other than Mr. Channell, Jr., are reviewed and assessed annually, and recommended, by Mr. Channell, Jr. to the compensation committee.  In making his recommendations, Mr. Channell, Jr.: reviews industry surveys, salaries of comparable companies and other market factors; considers an executive’s industry experience, knowledge and qualifications; and considers an executive’s performance in prior years, contributions to the company and tenure with the company as well as pay equity within the company. After Mr. Channell, Jr.’s recommendations are made, the compensation committee reviews, and generally approves those recommendations.

We entered into an employment letter with Patrick E. McCready, our chief financial officer, who joined us in September 2006, which provides that his base salary is $200,000. Mr. McCready’s base salary was determined following the process described in the preceding paragraph.

No increases to the base salaries of any of the other named executive officers were made for fiscal year 2006.

Annual Performance-Based Incentive Award Opportunities

Annual performance-based incentive award opportunities are an important element of our executive compensation program because they tie part of an executive’s compensation to our overall corporate performance as well as to the executive’s own level of performance and contribution to our overall performance.  This type of compensation motivates executives by creating incentives for the executive to achieve key strategic and financial performance measures and aligns an executive’s interests with our corporate strategies and business objectives and the interests of our stockholders.

Generally, our annual performance-based incentive award opportunities are set, and if earned, paid, under our 2004 Incentive Bonus Plan, which is described below under “Summary Compensation Table—2004 Incentive Bonus Plan.”  Each executive’s annual performance-based award is determined on the basis of two components—our achievement of certain corporate performance goals (generally earnings per share) and personal performance goals established for each executive.  The performance goals for each year are approved by the compensation committee generally around the same time that our annual operating budget is approved by the board of directors.

In general, criteria for evaluating corporate performance may include such measures as revenue, earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), expense reductions, return on capital, stock appreciation, market capitalization, new product introductions and acquisitions. Individual performance goals may include completion of certain projects and achievement of targets in support of our goals, by area of responsibility, in the current compensation period.  In addition, individual performance goals may be tied to, and may be used as an added incentive for an executive to complete, projects or goals that more directly affect future fiscal years.

Annual performance-based incentive award opportunities are determined for Mr. Channell, Jr. prior to or at the beginning of the applicable fiscal year.  Mr. Channell, Jr. generally provides proposals for: his total maximum annual performance-based incentive compensation award opportunity; the percentage of the total performance-based compensation that will be tied to company goals and the percentage of the total performance-based incentive compensation that will be tied to his personal goals; and the specific company and personal goals that will need to be achieved to earn all or a portion of his incentive-based compensation.  Once he has proposed the foregoing, he and the compensation committee chair review and discuss these items.  The compensation committee as a whole subsequently reviews and discusses the total performance-based incentive compensation opportunities and the related goals.  At the end of fiscal year, Mr. Channell, Jr. meets with the compensation committee chair to review the pre-determined company and personal goals and to discuss company performance and his individual performance, whether the company and personal goals have been met, and whether any performance-based incentive compensation has been earned.  Subsequent to that meeting, the compensation committee as a whole discusses and reviews the goals related to Mr. Channell, Jr.’s performance-based incentive compensation and determines whether such goals have been met, and accordingly, whether any of the annual performance-based incentive compensation has been earned.

With respect to executives other than Mr. Channell, Jr., annual performance-based incentive award opportunities and specific goals related thereto are recommended to the committee for approval by Mr. Channell, Jr.  At the beginning of the applicable fiscal year, Mr. Channell, Jr. proposes, for each executive, such executive’s total performance-based incentive award opportunity and the specific company and personal goals that will need to be achieved to earn such award. These proposals are generally made by Mr. Channell, Jr. based on his review of industry surveys and after considering market and competitive factors.  The compensation committee then reviews and discusses the performance-based award opportunities and specific goals.  Generally, the compensation committee approves Mr. Channell, Jr.’s recommended award opportunities and goals for each executive.  At the end of the fiscal year, Mr. Channell, Jr. generally meets with each executive to review the pre-determined personal and company goals and discuss whether those goals have been met. Subsequent to that meeting, Mr. Channell, Jr. will provide his recommendations to the compensation committee as to whether an executive’s personal goals and the company goals have been met, and accordingly, whether any performance-based incentive compensation has been earned.  After review and discussion, the compensation committee determines whether such goals have been met, and therefore, whether any annual performance-based incentive compensation has been earned by an executive.

For 2006, all of the executives’ annual performance-based incentive award opportunities and the related goals were established in connection with the board of directors’ adoption of the annual budget for the year.  The company related goals were not met for 2006.  The compensation committee has not yet determined whether the executives’ personal goals have been met for 2006, and accordingly, whether any performance-based compensation has been earned for 2006.

Annual Non-Performance-Based Bonuses

Historically, we have not used annual non-performance-based bonuses as a principal element of executive compensation. However, from time to time the committee approves (with respect to executive officers other than the chief executive officer and president, upon recommendations of the chief executive officer and president) bonus awards for the executive officers, as it deems appropriate, to reward officers for exceptional company or individual performance. For 2006, Mr. Duvall received a bonus of $10,000 for his service our interim chief financial officer, and Mr. Zogby received a bonus of $2,899 in lieu of a cost-of-living adjustment for 2006, each based on Mr. Channell, Jr.’s recommendation.

Long-Term Equity Awards

We believe equity ownership is an important element of compensation because it aligns an executive’s interests with the long-term interests of our stockholders by directly enhancing the executive’s incentive to increase our stock price and maximize stockholder value.  It also provides an incentive for attracting, motivating and retaining qualified individuals that are critical to our success.

Our executive officers, along with all of our other employees, are eligible for periodic awards of stock options. We do not have a formal periodic stock option grant program.  However, we generally grant our executive officers stock options when they initially join us.  From time to time thereafter, we grant equity awards as deemed appropriate—for example, in connection with an executive taking on new responsibilities.  In addition, we may grant stock options as a reward for an executive’s exceptional performance during a fiscal year, measured either by quantitative or qualitative standards.  Grants of stock options are generally approved by our board of directors.

Our stock options generally have a three-year vesting schedule designed to provide an incentive for continued employment. The options generally expire ten years from the date of the grant, which provides a reasonable time frame during which executives and other employees who receive grants can benefit from the appreciation of our stock. The exercise price of options granted under our 2003 Incentive Stock Plan is 100% of the fair market value of the underlying stock on the date of grant.

During 2006, Mr. McCready was granted options to purchase 25,000 shares of our common stock upon joining us.  In addition, Mr. Duvall was granted options to purchase 3,000 shares of our common stock upon joining us and options to purchase an additional 2,000 shares of common stock for his service as our interim chief financial officer.  None of the other executives were granted stock options during 2006.

Long-Term Incentive Plan for Chief Executive Officer and President

We adopted a Long-Term Incentive Plan, for our chief executive officer and president, as provided for and specified in his 2003 employment agreement. The Long-Term Incentive Plan is governed by our 2004 Incentive Bonus Plan and is administered by the compensation committee. The Long-Term Incentive Plan and the 2004 Incentive Bonus Plan are described in more detail under “Summary Compensation Table—2004 Incentive Bonus Plan” and “Summary Compensation Table—Long-Term Incentive Plan.”  The Long-Term Incentive Plan provided for cash awards to Mr. Channell, Jr. based on the achievement of market capitalization goals for each of the 2004, 2005 and 2006 fiscal years and a cumulative market capitalization goal for the three-year period comprising the 2004, 2005 and 2006 fiscal years.  Mr. Channell, Jr. received payments totaling $800,000 under the Long-Term Incentive Plan based on the annual 2004 and 2005 market capitalization goals. He did not receive any payments based on the annual market capitalization goal for 2006 or the cumulative market capitalization goal for the 2004-2006 fiscal years.

We have not historically used long-term cash incentive plans to compensate our executives.  The Long-Term Incentive Plan  for Mr. Channell, Jr. was adopted to provide a strong incentive for Mr. Channell, Jr. to improve company performance and to work with the financial community to increase stockholder value.

Employee Benefits and Perquisites

We structure the employee benefits and perquisites portion of our compensation to provide competitive benefit packages to our employees, including our executive officers. We use these additional benefits and perquisites to attract, retain and pay market levels of compensation.

We offer certain benefits to all salaried employees, including our executive officers, such as:

•                  Health Insurance Premiums.  We pay a portion of health insurance premiums for all of our employees, including our executive officers.

•                  401(k) Plan.  We maintain a plan in accordance with Section 401(k) of the Internal Revenue Code.  Under the terms of this plan, eligible employees may make voluntary contributions to the extent allowable by law.  Our employees are eligible to participate in the plan after 90 days of employment.  Matching contributions by us to this plan are discretionary and will not exceed that allowable for Federal income tax purposes.  Our contributions are vested over five years in annual increments.  We did not make any voluntary contributions for 2006.

•                  Life and Disability Insurance.  We provide each of the named executive officers such disability and life insurance as we make available to all of our other employees.  We provide additional life insurance benefits for Mr. Channell, Jr., and provided additional life insurance benefits to Mr. Channell, Sr., pursuant to their respective employment agreements.  In addition, we pay for life insurance premiums for policies with coverage in the amount of $100,000 for the benefit of each of Mr. Zogby and Mr. Burke, and paid for such life insurance premiums for Mr. Kaiser.

•                  Housing Allowance and Relocation Costs. We provide certain relocation benefits, including a housing allowance, to certain executives and other employees upon their employment with us. The allowance is intended to partially defray the additional cost of housing in Southern California, as compared to the executive’s prior housing costs.

We make available certain other perquisites or fringe benefits to executive officers and other employees, such as tuition reimbursement, professional society dues and auto allowances or company provided vehicles.

Mr. Channell, Jr.’s benefits and perquisites are determined pursuant to his employment agreement. For the other executives, their benefits and perquisites are determined based on Mr. Channell, Jr.’s recommendations.

For 2006, none of the executives’ perquisites or benefits were increased or otherwise changed.

Change in Control and Severance Benefits

As more specifically described below under “Summary Compensation Table—Executive Employment Agreements—William H. Channell, Jr.,” Mr. Channell, Jr.’s employment agreement provides for severance benefits in the event that we terminate him without “cause” (as defined in his employment agreement), in the event that we do not renew the agreement after the expiration of the first five-year term or any subsequent five-year term or in the event that he terminates his employment with us for “good reason” (as defined in his employment agreement), which, among other things, includes a “change of control” as defined in the agreement. Upon termination by us without cause, failure by us to renew the agreement or termination by Mr. Channell, Jr. for good reason, Mr. Channell, Jr. would be entitled to receive a lump sum payment equal to three times his then current base salary, all health and life insurance benefits for three years and accelerated vesting of any stock options or restricted stock granted to him.  In addition, if we terminate Mr. Channell, Jr.’s employment for any reason other than cause, we are required to maintain his disability policy at our expense, until the date on which Mr. Channell, Jr. is 65 years old.

These severance benefits, including upon a change of control, were negotiated between Mr. Channell, Jr. and the company in connection with his 2003 employment agreement, and since that time, have remained the same. We believe that his severance and change of control benefits are appropriate for a senior executive officer with substantial tenure with the company, whose entire career has been associated with the company.

Compensation Recovery Policy

We have no formal policy addressing recovery of performance-based awards to the extent that financial results underlying those awards are restated.  However, such a situation has not arisen in the past.  If such a situation were to arise in the future, the compensation committee would determine appropriate action to take under those circumstances.

Policies with Respect to Equity Compensation Awards

We grant all equity awards based on the fair market value as of the date of grant. The exercise price for stock option grants and similar awards is determined by reference to the last quoted price per share on the NASDAQ Global Market at the close of business on the date of grant.

Option awards under the compensation programs discussed above are made at regular board of director meetings and at special meetings, as needed. For example, a special meeting may be called if a regular meeting is cancelled or following the annual performance review process. The effective date for such grants is the date of such meeting. We may also make grants of equity incentive awards at the discretion of the compensation committee or the board of directors in connection with the hiring of new executive officers and other employees.

Tax and Accounting Considerations

All elements of compensation, including salaries, generate charges to earnings under generally accepted accounting principles.  We do not generally adjust compensation components based on accounting factors.

We consider the tax effects of types of compensation. Generally, we attempt to structure incentive compensation to obtain the deduction for performance-based compensation paid to a named executive officer in a taxable year.  U.S. tax laws prohibit a company from taking any deduction for compensation in excess of $1,000,000 for the named executive officers, unless the excess amount meets the definition of “performance-based compensation,” in which case the excess is fully deductible. It is, however, possible that portions of such compensation may not qualify as for the deduction and, when combined with salary and other compensation, may exceed this limit in any particular year.

The non-performance based compensation paid in cash to our executive officers for the 2006 fiscal year did not exceed the $1,000,000 limit per executive, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for fiscal 2007 will exceed that limit.

In addition, our 2003 Incentive Stock Plan has been structured so that any compensation paid in connection with the exercise of options grants under that plan will qualify as performance-based compensation. Therefore, it will not be subject to the $1,000,000 deduction limitation.

Compensation Decisions for 2007 Fiscal Year

For fiscal year 2007, the compensation committee has approved and we have paid a bonus of $18,500 to Mr. Zogby, for meeting certain specified non-financial objectives, and a bonus of $4,055.63 to Mr. Burke in lieu of a cost of living increase.  The bonuses were recommended by Mr. Channell, Jr. and were approved by the compensation committee.  For 2007, Mr. Zogby’s annual base salary has been increased by three percent, to $199,253.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid to or earned by the named executive officers for the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards(2) ($)	All Other Compensation(3) ($)		Total ($)
William H. Channell, Jr. President and Chief Executive Officer	2006	793,153	—	251,464	17,203	(8)	1,061,820

Patrick E. McCready(4) Chief Financial Officer	2006	57,692	—	2,859	3,059	(9)	63,610

Jerry Collazo(5) Chief Financial Officer	2006	140,564	—	58,075	5,546	(10)	204,185

Jim P. Duvall(6) Corporate Controller and Interim Chief Financial Officer	2006	146,539	10,000	2,582	43		159,164

Edward J. Burke Chief Technology Officer	2006	180,250	—	1,584	10,758	(11)	192,592

John B. Kaiser(7) Vice President, North American Sales	2006	178,458	—	1,584	89,739	(12)	269,781

Andrew M. Zogby Chief Marketing Officer	2006	193,449	2,899	1,584	9,623	(13)	207,555

(1)                                  Determination has not yet been made as to whether any performance-based incentive compensation has been earned for 2006.  We expect this determination to be made at an upcoming compensation committee meeting.

(2)                                  This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to each of the named executive officers in 2006 and in prior fiscal years, in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R.  Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information regarding the valuation assumptions with respect to the stock option grants, see Note I to the Consolidated Financial Statements included in our Form 10-K filed for the fiscal year ended December 31, 2006.

(3)                                  Perquisites and benefits are valued based on the actual cost incurred by the company.

(4)                                  Mr. McCready was elected as our chief financial officer effective September 11, 2006.

(5)                                  Mr. Collazo resigned from his employment as our chief financial officer on August 17, 2006.

(6)                                  Mr. Duvall, our corporate controller, also served as our interim chief financial officer from August 22, 2006 through September 10, 2006.

(7)                                  Effective January 3, 2007 we reorganized our management structure, and in connection with this reorganization, Mr. Kaiser ceased serving as our vice president, North American sales.

(8)                                  Consists of a company-paid auto lease of $15,405, life insurance premiums and club memberships.

(9)                                  Consists of an auto allowance of $2,567, life insurance premiums and a professional society membership.

(10)                            Consists of an auto allowance of $5,505 and life insurance premiums.

(11)                            Consists of a company-paid auto lease of $10,244 and life insurance premiums.

(12)                            Consists of severance of $44,614, accrued vacation pay of $34,319, a company-paid auto lease of $9,404, life insurance premiums and a club membership.

(13)                            Consists of a company-paid auto lease of $8,023, life insurance premiums and a professional society membership.

Executive Employment Agreements

William H. Channell, Jr.

In December, 2003 we entered into an employment agreement with William H. Channell, Jr., our president and chief executive officer.  The employment agreement is for an initial five year term and is automatically renewed for additional five-year terms unless it is terminated by us or by Mr. Channell, Jr. in accordance with the agreement. Mr. Channell, Jr.’s salary (1) may be increased from time to time in the discretion of the board of directors and (2) will be increased annually, beginning July 1, 2004, to reflect the most recently published annualized percentage increase in the consumer price index for the Los Angeles, California area.  The agreement also provides that his base salary will not be decreased below $718,320 (which was the base salary on the original effective date of the agreement).  Mr. Channell’s base salary for the first half of fiscal year 2006 was $773,000, and was increased as of July 1, 2006 in accordance with the terms of his employment agreement, to $812,000.  The total amount paid to Mr. Channell, Jr. as salary for 2006 was $793,000.

In addition to base salary, Mr. Channell, Jr. is entitled to participate in our cash and other bonus programs, including our 2003 Incentive Stock Plan, 401(k) plan and the 2004 Incentive Bonus Plan.  Additionally, the employment agreement provides for incentive compensation to Mr. Channell, Jr., based upon personal performance objectives and increases in our market capitalization over a three-year period beginning in January 2004, to be paid under Mr. Channell, Jr.’s Long-Term Incentive Plan (described below).  Pursuant to the agreement, we are also required to maintain the following insurance policies for Mr. Channell’s benefit: (1) a personal life insurance policy for Mr. Channell in the amount of $750,000 under which he is entitled to designate one or more beneficiaries; (2) travel and accident insurance in the amount of $1,000,000 under a policy as to which he is entitled to designate one or more beneficiaries; and (3) disability insurance providing for annual benefits of 2/3 of his base salary then in effect (but in any event providing for at least $500,000 in annual benefits) in case of his temporary or permanent disability.  Mr. Channell, Jr. is also entitled to certain other benefits paid for by us, including an automobile allowance, health insurance, and vacation and sick leave, in accordance with our customary practices for senior executive officers.

In the event that (1) we were to terminate Mr. Channell, Jr.’s employment without “cause,” as defined in the agreement, (2) Mr. Channell, Jr. were to terminate his employment with us for “good reason,” which is also specifically defined in the agreement and generally consists of (a) a significant reduction of his duties, title, position or responsibilities without this consent, (b) a substantial reduction, without good business reasons, of the quality of office accommodations or employment benefits without his consent, (c) a reduction of his base salary or a material reduction in his participation in incentive bonus programs without his consent, (d) relocation of his primary office to a facility more than 50 miles away from his primary office without his consent, or (e) a “change of control” as specifically defined in the agreement, or (3) we decide not to renew the agreement at the end of the initial five year term or during any subsequent five-year term, then Mr. Channell, Jr. would be entitled to a lump sum payment equal to three times his then current base salary, all health and life insurance benefits for three years, and accelerated vesting of any stock options or restricted stock granted to him.  In addition, if we terminate Mr. Channell, Jr.’s employment for any reason other than cause, we are required to maintain the disability policy described in the preceding paragraph, at our expense, until the date on which Mr. Channell, Jr. is 65 years old.

In addition, in the event of Mr. Channell, Jr.’s physical or mental disability, such that he is not able to render the services contemplated by his employment agreement, for any consecutive period exceeding eight months, or for shorter periods that aggregate more than eight months during any twelve-month period, we will continue to pay full salary up to and including the last date of the eighth consecutive month of disability, or the day on which the shorter periods of disability shall have equaled a total of eight months during such 12-month period.  We may, at any time within six weeks thereafter, elect to terminate the agreement.  In the event Mr. Channell, Jr. were to die during the term of his employment: (1) we will be required to pay his estate or legal successor  (a) promptly thereafter, one-half of the amount of his base salary at that time and (b) on the date that is six months following his death (or the next regular payroll date, whichever is later), an amount equal to one-half of the amount of his base salary at the time of his death; (2) we will be required to pay his spouse a severance payment equal to one-half of his base salary in one lump sum payment; and (3) all stock options held by him at the time of his death will be accelerated.  In addition, in the event of Mr. Channell, Jr.’s death while he is an employee, or termination of employment due to disability, we are required to provide Mr. Channell’s spouse, for the remainder of her life, with company-paid medical insurance to the extent such insurance is made generally available to our other executive officers.

Patrick E.  McCready

We entered into an employment letter with Mr. McCready upon his election as our chief financial officer in September 2006.  Under the employment letter, Mr. McCready’s annual base salary is $200,000.   Mr. McCready is eligible for a bonus of up to 25% of his base salary based on the attainment of certain financial and non-financial objectives.  In addition, Mr. McCready receives certain other benefits, including health insurance, life insurance, 401(k) participation, an automobile allowance, and certain air travel benefits.

John B. Kaiser

We entered into an employment letter with Mr. Kaiser when he first joined us in December 1995, in the position of director of North American broadband telecommunications sales.  Under that employment letter, Mr. Kaiser’s annual base salary was $115,000. Mr. Kaiser’s base salary has been increased from time to time, and his base salary for 2006 was $178,458.  The employment letter provided that Mr. Kaiser would eligible for a bonus of up to 50% of his base salary based on the attainment of certain financial and non-financial objectives. In addition, Mr. Kaiser was eligible to receive certain other benefits, including health insurance, life insurance, 401(k) participation, a company paid auto lease, and certain air travel benefits. In connection with the reorganization of our management structure effective as of January 3, 2007, Mr. Kaiser ceased serving as our vice president, North American sales.

Andrew M. Zogby

We entered into an employment letter with Mr. Zogby, our chief marketing officer, when he first joined us in February 1996 in the position of director of marketing — Worldwide Broadband Telecommunication Division.  Under the employment letter, Mr. Zogby’s annual base salary was $120,000.  Mr. Zogby’s base salary has been increased from time to time, and his base salary for 2006 was $193,449.  Mr. Zogby is eligible for a bonus of up to 50% of his base salary based on the attainment of certain financial and non-financial objectives. In addition, Mr. Zogby receives certain other benefits, including health insurance, life insurance, 401(k) participation, a company-paid auto lease, and certain air travel benefits.

Long-Term Incentive Plan

We adopted a Long-Term Incentive Plan (the “LTIP”), for our chief executive officer and president, William H. Channell, Jr. The LTIP is governed by our 2004 Incentive Bonus Plan (described below) and is administered by our compensation committee. The LTIP provided for cash awards to Mr. Channell, Jr. based on the achievement of market capitalization goals for each of the 2004, 2005 and 2006 fiscal years and a cumulative market capitalization goal for the three-year period comprising the 2004, 2005 and 2006 fiscal years.

Annual Awards

For each of the 2004, 2005 and 2006 fiscal years, if the Percent Market Capitalization Increase (as defined below) for such fiscal year equaled or exceeded ten percent (10%), then Mr. Channell, Jr. was entitled to receive an award equal to three percent (3%) of the Absolute Market Capitalization Increase (as defined below) for each such fiscal year, not to exceed $500,000 for any one fiscal year. In addition, Mr. Channell, Jr. was not entitled to receive an annual award for a fiscal year unless the market capitalization for that fiscal year exceeded one hundred ten percent (110%) of the market capitalization for the previous fiscal year during which an annual award was earned. In the event that Mr. Channell, Jr. was not entitled to receive an annual award for a fiscal year because the market capitalization goals specified in the first sentence of this paragraph were not met, he was entitled to receive such unearned award in any subsequent fiscal year during which the market capitalization shortfall was recovered if he had otherwise earned an annual award for such subsequent fiscal year, provided that the aggregate award received for such fiscal year did not exceed the limit set forth in the first sentence of this paragraph.

Award for Three-Year Period

If the Percentage Market Capitalization Increase for the three-year period comprising the 2004, 2005 and 2006 fiscal years equaled or exceeded thirty percent (30%), then Mr. Channell, Jr. was entitled to receive an award equal to four percent (4%) of the Absolute Market Capitalization Increase for such three-year period, not to exceed, $1,300,000.

Additional Limits on Awards

The aggregate amount of all awards under the LTIP, including annual awards and the award for the three-year period (each described above), could not exceed $1,300,000.

Definitions and Calculation of Awards

Under the LTIP: “Absolute Market Capitalization Increase” meant (a) for any fiscal year, the market capitalization for such year, minus the market capitalization for the previous fiscal year, and (b) for any period longer than one fiscal year, the market capitalization for the last fiscal year in such period, minus the market capitalization for the first fiscal year in such period; and “Percent Market Capitalization Increase” meant, (i) for any fiscal year, the Absolute Market Capitalization Increase for such fiscal year, divided by the market capitalization for the previous fiscal year, and (ii) for any period longer than one fiscal year, the Absolute Market Capitalization Increase for such period, divided by the Market Capitalization for the first fiscal year in such period. The LTIP also provided that the Absolute Market Capitalization Increase calculation for any award period would exclude the effect of a material change in our equity or debt capitalization during such period.

The market capitalization for any fiscal year referred to the average daily closing sales price of one share of our common stock for the trading days in August and September of that year, as reported on the NASDAQ Global Market, multiplied by the average number of shares of our common stock outstanding at the close of trading on those days; provided, that the beginning market capitalization for purposes of determining the annual awards and the award for the three-year period, each described above, was based on the closing sales price of one share of our common stock on December 9, 2003, as reported on the NASDAQ Global Market, multiplied by the number of shares of our common stock outstanding on the close of trading on that date.

Mr. Channell, Jr. received payments totaling $800,000 under the LTIP based on the annual 2004 and 2005 market capitalization goals. He did not receive any payments based on the annual market capitalization goal for 2006 or the cumulative market capitalization goal for the 2004-2006 fiscal years.

2004 Incentive Bonus Plan

Effective beginning in our 2004 fiscal year, the board of directors adopted our 2004 Incentive Bonus Plan.  Eligible participants consist of our executive officers and “covered employees,” as defined in Section 162(m) the Internal Revenue Code.  The 2004 Incentive Plan is administered by the compensation committee.

For each eligible participant, the compensation committee will establish a performance award opportunity, which will include a specified performance award period and the achievement of a specified performance goal during such award period.  In the discretion of the compensation committee, the performance goal tied to each award may relate to any one or more of the following measures (individually or in combination): revenues (in the aggregate or for particular product lines or markets); earnings per share; earnings before interest, taxes, depreciation and amortization (EBITDA); before-tax or after-tax net profits; level of sales; net income; income from operations; expense reductions; return on capital; stock appreciation; market capitalization; return on equity; design or development of proprietary products or improvements thereto (patented or otherwise); sales of such proprietary products or improvements; profitability achieved from sales of proprietary products or improvements; acquisitions or divestitures; or any other similar objective financial or business criteria.  The maximum award under the plan for each award period to any participant cannot exceed $1,500,000 (or, if the award consists of restricted stock, 750,000 shares) in respect of any performance period consisting of one full year (prorated for periods consisting of less than one year) or $1,500,000 (or, if the awards consists of restricted stock, 750,000 shares) multiplied by the number of years in an award period consisting of multiple years.

Each performance goal will be established by the compensation committee not later than 90 days after the first day of the performance award period, or the date on which 25% of the award period has elapsed, whichever is earlier.  We will pay awards in cash or, in the case of awards of restricted stock, by the granting of such restricted stock, reasonably promptly following the conclusion of each award period and the compensation committee’s certification.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2006

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)
Patrick E. McCready, Chief Financial Officer	10/12/2006	25,000	$2.83	39,168
Jim P. Duvall, Corporate Controller and Interim Chief Financial Officer	2/17/2006	3,000	$4.65	8,138
	10/12/2006	2,000	2.83	3,133

The stock options reported in the above table were granted under, and are subject to the terms and conditions of, our 2003 Incentive Stock Plan.  The options vest in three equal installments, beginning on the first anniversary of the grant date, so that 100% of the stock options will be vested on the third anniversary of the grant date.  The options have a term of 10 years.

Mr. McCready was awarded 25,000 options upon joining us.  Mr. Duvall was awarded 3,000 options upon joining us and an additional 2,000 options for his service as interim chief financial officer.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2006

The following table provides information on all outstanding equity awards held by our named executive officers as of December 31, 2006. All outstanding equity awards are options to purchase shares of our common stock.

OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
William H. Channell, Jr., President and	100,000	50,000	(1)	4.81	11/12/2014
Chief Executive Officer	350,000	—		4.15	12/11/2013
	596,400	—		4.84	9/24/2013(2)
Patrick E. McCready, Chief Financial Officer	—	25,000	(3)	2.83	10/12/2016
Edward J. Burke	98,550	—		4.84	9/24/2013(2)
Andrew M. Zogby	100,060	—		4.84	9/24/2013(2)
John B. Kaiser	95,270	—		4.84	9/24/2013(2)
Jerry Collazo, Chief Financial Officer (4)	16,667	—		7.28	2/17/2008
Jim P. Duvall , Corporate Controller	1,000	2,000	(6)	4.65	2/17/2016
and Interim Chief Financial Officer (5)	—	2,000	(7)	2.83	10/12/2016

(1)                                  All of these options vest on November 12, 2007.

(2)                                  In January 2003, the board of directors approved an offer allowing current employees and non-employee directors to exchange all of their outstanding options granted under our 1996 Incentive Stock Plan for new options to be granted under our 2003 Incentive Stock Plan or any other stock option plan that may be adopted by us.  The 2003 Incentive Stock Plan was approved at the annual meeting of stockholders on April 25, 2003. These options, originally granted under the 1996 Incentive Stock Plan were accepted for exchange and cancelled on March 20, 2003, and on September 24, 2003 new options under the 2003 Incentive Stock Plan were exchanged for options cancelled in March 2003.

(3)                                  8,334 of the shares subject to this option vest on October 12, 2007.  8,333 of the shares subject to this option vest on each of October 12, 2008 and October 12, 2009.

(4)                                  Mr. Collazo resigned from his employment as our chief financial officer on August 17, 2006. Mr. Collazo’s option is exercisable for 18 months following his termination date.

(5)                                  Mr. Duvall, our corporate controller, also served as our interim chief financial officer from August 22, 2006 through September 10, 2006.

(6)                                  1,000 of the shares subject to this option vest on February 17, 2008, and 1,000 of the shares subject to this option vest on February 17, 2009.

(7)                                  667 of the shares subject to this option vest on October 12, 2007.  666 of the shares subject to this option vest on October 12, 2008, and 666 shares subject to this option vest on October 12, 2009.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following table sets forth potential payments payable to our named executive officers upon termination of employment or a change in control.   The table below reflects amounts payable to our named executive officers assuming a change of control on, and/or their employment was terminated on, December 31, 2006:

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

	Cash Payment		Continuation of Medical/ Welfare Benefits(1)		Acceleration and Continuation of Equity Awards (unamortized expense as of 12/31/06)	Total Termination Benefits
Mr. Channell, Jr.
Resignation Without Good Reason or Termination by the Company for Cause	—		—		—	—
Termination by the Company Without Cause (2)	$2,437,101		$33,662	(3)	$72,013	$2,542,776	(3)
Termination by Mr. Channell, Jr. for Good Reason (Which Includes a Change of Control)	$2,437,101		$33,662	(3)	$72,013	$2,542,776	(3)
Termination by the Company Upon Disability	$2,437,101	(4)	$217,876	(3)(5)	—	$2,654,977	(3)
Termination Upon Death	$1,218,550		$184,214	(5)(6)	$72,013	$1,474,777	(6)

(1)          Except as specifically noted below, estimates are calculated based on pricing/rates in effect on December 31, 2006. The estimate for travel accident insurance is calculated based on pricing/rates in effect on April 4, 2007.

(2)          Includes any failure by us to renew Mr. Channell, Jr’s employment agreement after the expiration of the initial five-year term or any subsequent five-year term. Excludes termination by us upon his disability.

(3)          Excludes any premiums for disability insurance because they are not estimable.  If we terminate Mr. Channell, Jr.’s employment for any reason other than cause (as defined in his employment agreement), we are required to maintain disability insurance providing for annual benefits equal to the greater of 2/3 of his base salary then in effect and $500,000 in the event of his temporary or permanent disability, which, as of December 31, 2006, would be for a period of up to 16 years.

(4)          In addition to payments upon termination by us for disability, in the event of Mr. Channell, Jr.’s disability prior to termination, he would be entitled to receive payments of up to $541,578, which equals eight months of his base salary.

(5)          The estimate for provision of lifetime medical insurance for Mr. Channell, Jr.’s wife upon his death or disability in the amount of $184,214 is calculated based on premiums as of December 31, 2006 multiplied by estimated life expectancy.

(6)          In the event of Mr. Channell, Jr.’s death during travel or by accident, Mr. Channell, Jr. is entitled to insurance coverage under which his designated beneficiary will be entitled to receive an additional amount of $1,000,000.

The benefits to be provided to Mr. Channell, Jr. upon termination of his employment with us, or upon his death or disability, are described above under “Summary Compensation Table—Executive Employment Agreements—William H. Channell, Jr.”

COMPENSATION OF DIRECTORS

The following table provides information related to the compensation of our directors for the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION

Name(1)	Year	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)	All Other Compensation ($)		Total ($)
William H. Channell, Sr.(3)	2006	50,000	—	40,015	(4)	90,015
Jacqueline M. Channell(5)	2006	31,000	2,113			33,113
Dana Brenner(6)	2006	58,000	2,113			60,113
Guy Marge(7)	2006	38,000	2,113			40,113
Stephen Gill(8)	2006	31,000	1,982			32,982
David Iannini(9)	2006	38,000	1,982			39,982

(1)                                  Mr. Channell, Jr. is also our president and chief executive officer and receives no compensation for his service as a director.  All of Mr. Channell, Jr.’s compensation is reported in the Summary Compensation Table.

(2)                                  This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted to directors in 2006 and in prior fiscal years, in accordance with SFAS No. 123R.  Pursuant to rules of the Securities and Exchange Commission, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.  For additional information regarding the valuation assumptions with respect to the stock option grants. See Note I to the Consolidated Financial Statements included in the Form 10-K filed for the fiscal year ended December 31, 2006.

(3)                                  As of December 31, 2006, Mr. Channell, Sr. held options to purchase 1,000 shares. Mr. Channell, Sr. passed away on April 8, 2007.

(4)                                  Consists of life insurance premiums.

(5)                                  The grant date fair value of options awarded to Mrs. Channell in 2006 is $2,120, and as of December 31, 2006 she held options to purchase 10,000 shares.

(6)                                  The grant date fair value of options awarded to Mr. Brenner in 2006 is $2,120, and as of December 31, 2006 he held options to purchase 4,000 shares.

(7)                                  The grant date fair value of options awarded to Mr. Marge in 2006 is $2,120, and as of December 31, 2006 he held options to purchase 4,000 shares.

(8)                                  The grant date fair value of options awarded to Mr. Gill in 2006 is $2,120, and as of December 31, 2006 he held options to purchase 3,000 shares.

(9)                                  The grant date fair value of options awarded to Mr. Iannini in 2006 is $2,120, and as of December 31, 2006, he held options to purchase 3,000 shares.  Mr. Iannini resigned on March 21, 2007.

Employment Agreement with William H. Channell, Sr.

We entered into an employment agreement with Mr. William H. Channell, Sr., the chairman of our board of directors, in July 1996 and amended that agreement in December, 2003.  The agreement was for a five-year term, with automatic renewals for additional five-year terms unless terminated earlier by either party in accordance with the agreement.  The agreement was terminated on April 8, 2007, the date on which Mr. Channell, Sr. passed away. The agreement provided that Mr. Channell, Sr.’s annual salary would be $50,000 for the remainder of the term of the agreement.  Mr. Channell, Sr.’s benefits under the agreement included (1) during the term of the agreement, the payment of premiums for a disability policy providing for $250,000 in annual benefits in the case of his temporary or permanent disability, (2) during the lifetime of Mr. Channell, Sr. and his wife, Jacqueline M. Channell, medical insurance for each of Mr. and Mrs. Channell to the same extent such insurance is provided to our senior executive officers, (3) during Mr. Channell, Sr.’s lifetime, payment of a portion of the premiums on a $3,000,000 life insurance policy owned by Mr. Channell, Sr., under which Mrs. Channell is the beneficiary and (4) an automobile allowance.  Through April 8, 2007, Mr. Channell, Sr. had $2,300,000 in life insurance, for which he and the company each paid a portion of the premiums.  As disclosed above, we will continue to provide Mrs. Channell with medical insurance (to the same extent such insurance is provided to our senior executive officers) during her lifetime.

The agreement provided that upon termination of the agreement by us without “cause” (as defined in the agreement), Mr. Channell, Sr. would have been entitled to receive a lump sum payment equal to three times his base salary and accelerated vesting of his stock options and restricted stock.  In addition, the agreement provided that in the event of Mr. Channell, Sr.’s physical or mental disability, such that he was not able to render the services contemplated by his employment agreement, for any consecutive period exceeding eight months, or for shorter periods that aggregate more than eight months during any twelve-month period, we would continue to pay full salary up to and including the last date of the eighth consecutive month of disability, or the day on which the shorter periods of disability would have equaled a total of eight months during such twelve-month period.

Standard Director Compensation Arrangements

Directors who are also our officers (except as indicated below) receive no additional compensation for their services as directors.  Our non-management directors receive compensation consisting of an annual retainer fee of $25,000 (except for members of the audit committee, who receive the annual retainer fees described in the following sentence) plus $1,000 for attendance at any meeting of the board of directors and $500 for attendance at any meeting of any committee of the board of directors, plus direct out-of-pocket costs related to any such attendance.  The chair of the audit committee receives an annual retainer fee of $50,000 and non-chair members of the audit committee receive an annual retainer fee of $30,000.  Mrs. Jacqueline M. Channell, who is our secretary and was elected as our interim chairman of the board effective April 9, 2007, received the non-management director retainer and attendance fees as described above through April 8, 2007.   Mr. William H. Channell, Sr., received a salary for his services as chairman of the board pursuant to his employment agreement as described above.

Each non-management director (including non-executive officers who serve as directors) serving on the board of directors immediately following each annual meeting of stockholders receives options to acquire an additional 1,000 shares of common stock, with an exercise price equal to the market value of the common stock on the date such options are granted.   These options will become exercisable at a rate of 33 1/3% per year commencing on the first anniversary of the date of grant and will have a term of 10 years.

During her service as interim chairman of the board, Mrs. Channell will receive, in lieu of the standard non-management compensation described above, annual compensation in the amount of $30,000.

COMPENSATION COMMITTEE REPORT

The compensation committee reviewed the Compensation Discussion and Analysis for fiscal year 2006 and discussed its contents with company management. Based on such review and discussions, the compensation committee recommends to the board of directors that the Compensation Discussion and Analysis be included in the proxy statement.

COMPENSATION COMMITTEE
Guy Marge, Chairman
Stephen Gill

AUDIT COMMITTEE REPORT

The following is the report of the audit committee with respect to the audited financial statements for the fiscal year ended December 31, 2006 of the company.  The responsibilities of the audit committee are set forth in the audit committee charter, which has been adopted by the board of directors.  The audit committee consists of three independent directors.

Management is responsible for the company’s financial statements and overall reporting processes, including internal controls.  Deloitte & Touche LLP, the company’s independent auditor for 2006, is responsible for performing an independent audit of the company’s consolidated financial statements and for expressing an opinion on the conformity of such financial statements with accounting principles generally accepted in the United States of America.  The audit committee reviewed with Deloitte & Touche its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the audit committee under auditing standards generally accepted in the United States of America, including those matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and Securities and Exchange Commission Regulation S-X, Rule 2-07.  In addition, the audit committee has received the written disclosures and the letter from Deloitte & Touche regarding its independence as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche its independence from management and the company.

The audit committee discussed with Deloitte & Touche the overall scope and plans for the audit.  The audit committee meets with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The audit committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with company management.

Based on these reviews and discussions, the audit committee recommended to the board of directors that the financial statements for the fiscal year ended December 31, 2006 be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Dana J. Brenner, Chairman
Guy Marge

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We have two leases for approximately 261,000 square feet of manufacturing, warehouse and office space in Temecula, California, with the Channell Family Trust, one of our principal stockholders.  William H. Channell, Sr., who was our chairman of the board until April 8, 2007, the date of his passing, was a co-trustee of the Channell Family Trust, together with Jacqueline M. Channell, our secretary who was elected as our interim chairman of the board effective April 9, 2007.  The term of the lease dated December 22, 1989 (as amended), for 108,000 square feet, expires on December 31, 2015.  The term of the lease dated May 29, 1996, for 153,000 square feet, expires on December 30, 2010 and has a five-year renewal option. Both leases provide for payments of insurance, repairs, maintenance and property taxes.  Rent expense paid under the leases was approximately $1,383,000 in the aggregate for 2006.

In 1997, we guaranteed debt of the Channell Family Trust of approximately $754,000 incurred in connection with construction of one of the leased facilities described above.  The loan amount subject to the guarantee is expected to decline before expiring in 2017.  At December 31, 2006, the outstanding loan balance subject to the guarantee totaled approximately $520,456.  It is not practicable to estimate the fair value of the guarantee; however, we do not anticipate that we will incur losses as a result of this guarantee.

Carolyn Channell was hired as an employee in June 2005. We paid Mrs. Channell $70,000 in 2006.  Mrs. Channell is the wife of William H. Channell, Jr., our president and chief executive officer.

We have facilities in Dalby, Terang, and Adelaide Australia that are leased from certain of our stockholders, Richard Young, Douglas Young, Lenbridge Grange Pty Ltd and Lokan Nominees Party Ltd, or their affiliates.  These stockholders are former owners of Bushman Tanks.  The facilities consist of 72,000 square feet of manufacturing, warehouse and office space.  The aggregate rent expense paid in 2006 for these facilities was approximately $263,000.  In 2004, we hired an independent firm to appraise the market lease rates for these facilities and it was determined that the existing leases are in excess of fair market value by approximately $27,000 per year.

Review, Approval or Ratification of Transactions with Related Persons

Under NASDAQ stock market rules and our audit committee charter the audit committee is responsible for reviewing and approving related party transactions as defined under Securities and Exchange Commission rules and regulations.  While we have no formal policy or procedure for the review, approval or ratification of related party transactions required to be reported under Securities and Exchange Commission rules and regulations, the audit committee must review the material facts of any related party transaction and approve that transaction.  In making its decisions to approve or ratify a related party transaction, the committee will consider factors such as whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction, the benefit of such transaction to us, and the aggregate value of the transaction.

In addition, we have a written conflicts of interest policy, which is part of our code of business conduct and ethics, that requires all of our employees to take practicable steps to avoid situations where the individual’s private interest interferes, or appears to interfere, in any way with the interests of the company as a whole.  In situations that may be questionable, employees must direct requests for determination of whether or not a conflict of interest exists to his or her supervisor or department vice president or to any of our officers.  In addition, if a situation arises that creates a conflict of interest, the employee involved and any other employee aware of such conflict must report the situation (a) if the person involved is a director or executive officer, to the chair of the audit committee or (b) if the person involved is someone other than a director or an executive officer, to the employee’s supervisor or department vice president or any other officer of the company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, also known as insiders, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the NASDAQ Stock Market.  Insiders are required by regulation of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file.

Mr. Duvall was appointed as our interim chief financial officer on August 22, 2006.  A Form 3 reporting Mr. Duvall’s appointment was inadvertently not filed on time.  A Form 3 was subsequently filed on October 16, 2006 when the error was discovered.

Except as described above, based solely on our review of copies of Forms 3, 4 and 5 and amendments thereto received by us during the more recently completed fiscal year, or written representations from certain reporting persons, we believe that all Section 16(a) filing requirements were timely observed during fiscal year 2006.

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that the board of directors will be staggered into three classes.  The directors in a single class are elected at each annual meeting of stockholders to serve for a term of three years, or, in the case of a new director replacing a former director whose term has not yet expired, for the remaining term of the former director.  The authorized number of members of the board of directors is currently seven, and the current number of directors on the board is five.

The nominees for election to the board of directors are currently serving as directors and have consented to being named in this proxy statement and to serve if elected.  Directors are elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the annual meeting.  Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes.  Unless instructed to the contrary, the shares represented by proxies will be voted “FOR” the election of each of the nominees named herein. Although it is anticipated that the nominees will be able to serve as a director, should the nominees become unavailable to serve, the proxies will be voted for such other person as may be designated by our board of directors in accordance with its judgment.

Set forth below are the names and descriptions of the backgrounds of the nominees for director and their principal occupation for the past five years.  The nominees first became directors of the company in the year set forth below in the biographical information.

Name	Age	Position

Guy Marge	63	Director

Stephen Gill	64	Director

Biographical information follows for the nominees.  Their ages are as of March 31, 2007.

Guy Marge became a director in August, 2002. Mr. Marge is president and chief executive officer of Storm Industries, Inc.  From 1988 to 2001, Mr. Marge was chief executive officer of the Milhous Group, Inc., a manufacturer of plastic, metal-formed and pre-cast concrete products.  From 1978 to 1988, Mr. Marge held executive management positions with Kearney-National, Inc., The United Groups, Inc., and Uniroyal Technology Corporation.  Mr. Marge’s term as a director expires at the 2007 annual meeting.

Stephen Gill became a director in May, 2004.  Mr. Gill has spent 42 years in the aerospace composites manufacturing industry with M.C. Gill Corporation, and is currently serving as Chairman of the Board.  Mr. Gill has also served on the boards of, Spaulding Composites and SIR Worldwide, Inc.  Mr. Gill’s term as a director expires at the 2007 annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE NOMINEES.  PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

INDEPENDENT AUDITOR

Deloitte & Touche LLP, who served as our independent auditor for the fiscal year ended December 31, 2006,  has been selected as our independent auditor for the fiscal year ended December 31, 2007.  Representatives of Deloitte & Touche are expected to be present at the annual meeting.  They will have an opportunity to make statements if they desire, and will be available to respond to questions of stockholders.

Grant Thornton LLP, who served as our independent auditor for the fiscal year ended December 31, 2005, declined to stand for reelection to serve as our independent auditor for the fiscal year ended December 31, 2006, and Deloitte & Touche was appointed to serve as the our independent auditor for fiscal year 2006.  On March 23, 2006, the board of directors approved the foregoing change in accountants; such change was recommended to the board of directors by the audit committee.  Grant Thornton’s termination as our independent auditor was effective on April 17, 2006, following the completion of the audit for fiscal year 2005.

The reports of Grant Thornton on our financial statements for the past two years preceding the termination did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the two most recent fiscal years and the interim period preceding the effective date of Grant Thornton’s termination there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to the subject matter of the disagreements in connection with its reports.

As previously disclosed by us in our Form 10-K/A filed on November 21, 2005, Form 10-Q filed on August 15, 2005, Form 10-Q filed on November 21, 2005, Form 10-K filed on April 17, 2006 and Schedule 14A filed on April 17, 2006, we identified the following control deficiencies that represented material weaknesses in our internal control over financial reporting. We did not maintain effective controls over the accuracy of our accounting for income taxes and the determination of income taxes payable, deferred income tax assets and liabilities and the related income tax provisions, and such deficiencies resulted in the restatements to our 2002, 2003 and 2004 annual consolidated financial statements to correct deferred taxes and tax provisions. In addition, due to the limited tenure of our domestic and Australian accounting staff, for 2005, additional reconciliations and post closing adjustments were necessary to properly account for certain items of income and expense that the staff was not fully aware of.  The most significant manifestations of this material weakness involved the accounting of our worker’s compensation liability as well as our unvouchered accounts payable balance.  Accordingly, management determined that these control deficiencies constituted a material weakness. We also identified material weaknesses in the revenue and purchasing cycles at our Australian subsidiary, Bushman Tanks.  The audit committee discussed all of the foregoing material weaknesses with Grant Thornton.  We  have implemented enhancements and changes to our internal controls over financial reporting that have strengthened those internal controls and that we believe have addressed the material weaknesses related to our accounting for income taxes, workers’ compensation liability and the unvouchered accounts payable balance.  In addition, we have developed a plan to complete the implementation of our Oracle information system in our Bushman Tanks subsidiary during the first half of 2007, which will remediate our currently outstanding material weakness—the material weakness in our revenue and purchasing cycles in Bushman Tanks.

Except for the material weaknesses described above, there were no reportable events under Item 304(a)(v) of Regulation S-K that occurred within our two most recent fiscal years and the interim period preceding the effective date of Grant Thornton’s termination. We authorized Grant Thornton to respond fully to the inquiries of Deloitte & Touche concerning the subject matter of the reportable events described above.

We provided Grant Thornton with a copy of the above disclosures.

On March 29, 2006, we engaged Deloitte & Touche to review our financial statements for the quarters of 2006 and to perform the audit of our financial statements for the 2006 fiscal year. During the two most recent fiscal years and during the interim period prior to March 29, 2006, we did not consult Deloitte & Touche on: (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements; or (2) on any matter that was the subject of a disagreement or a “reportable event” (as defined in Item 304(a)(1) of Regulation S-K).

Pre-Approval Policies

The audit committee is directly responsible for appointing, setting compensation and overseeing the work of the independent auditor and pre-approves all audit and permissible non-audit services to be provided by the independent auditor.  The audit committee separately pre-approves all services provided by the independent auditor.  The company reports to the audit committee regarding all audit, audit-related, tax and other non-audit services provided by the independent auditor.  The audit committee has determined that the provision of these services is compatible with the auditors’ independence.

Fees Paid to Independent Auditor

The following table presents fees billed to us by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, for the fiscal year ended December 31, 2006 and by Grant Thornton LLP for the fiscal year ended December 31, 2005.

	2006	2005
Audit Fees	$629,638	$773,004
Audit Related Fees	19,720	110,324
Tax Fees	—	208,745
All Other Fees	—	53,756
Total	$649,358	$1,145,829

Audit Fees

Consists of fees for professional services rendered for the audit of our financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Consists of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.” These services include consultations on financial statement preparation and advice on other accounting-related matters.

Tax Fees

Consists of fees for professional services for tax compliance, tax advice and tax planning. These services include tax planning, assistance with the preparation of various tax returns, services rendered in connection with governmental tax audits and advice on other tax-related matters.

All Other Fees

Consists of fees associated with services not captured in the above categories.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

All proposals of stockholders intended to be presented at our 2008 annual meeting of stockholders must be directed to the attention of our secretary, at our the address set forth on the first page of this proxy statement, by December 15, 2007, if they are to be considered for possible inclusion in the proxy statement and form of proxy used in connection with the 2008 annual stockholders meeting.  Any such proposal will be subject to the requirements of Rule 14a-8 of the Securities Exchange Act of 1934.

Stockholders intending to present a proposal at our 2008 annual meeting of stockholders must comply with the requirements and provide the information set forth in our restated certificate of incorporation.  Under our restated certificate of incorporation, a stockholder’s proposal must be timely received. To be timely, a stockholder’s notice shall be delivered to the secretary at our principal executive offices, not less than seventy-five days, nor more than ninety days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than thirty days or delayed by more than sixty days from such anniversary date, be timely notice must be delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.  Notwithstanding the foregoing, in the event that the number of directors to be elected to the board of directors is increased, and there is no public announcement naming all of the nominees for director or specifying the size of the increased board of directors made by the company at least eighty-five days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the secretary at our principal executive offices not later than the close of business on the tenth day following the day on which such public announcement is first made by the company.  If any stockholder proposal is received untimely, we will not be required to present it at the 2008 annual meeting of stockholders.

FORM 10-K AND OTHER MATTERS

As of the date of this proxy statement, the board of directors knows of no other matters that may be presented for consideration at the annual meeting.  However, if any other matter is presented properly for consideration and action at the annual meeting, or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

The Form 10-K for the fiscal year ended December 31, 2006, without exhibits, containing our financial statements of for the fiscal year, accompanies this proxy statement.  A list of exhibits is included in the Form 10-K, and the exhibits are available from us upon the payment to us of the costs of furnishing them.

The information contained in the “Compensation Committee Report” and the “Audit Committee Report” is not soliciting material, is not deemed filed with the Securities and Exchange Commission and is not incorporated by reference in any filing of the company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made on, before, or after the date of this proxy statement and notwithstanding any general incorporation language in such filing.

APPENDIX A

CHANNELL COMMERCIAL CORPORATION
AUDIT COMMITTEE CHARTER

1.  Members.  The Board of Directors (“Board”) of Channell Commercial Corporation (the “Company”) shall appoint an Audit Committee of at least three members, consisting entirely of “independent” directors of the Board, and shall designate one member as chairperson. For persons hereof, “independent” shall mean a director who meets the definition of “independence” promulgated by the National Association of Securities Dealers, Inc., the Securities and Exchange Commission or any other applicable law.

Each member of the Company’s Audit Committee must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in such individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.  Each member of the Audit Committee shall also meet any other requirements established from time to time under Securities and Exchange Commission rules and regulations or Nasdaq Stock Market rules and regulations or any other applicable law.

2.  Purposes, Duties and Responsibilities.  The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. Specifically, the Audit Committee shall:

(i)  Be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged by the Company (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.  The independent auditors shall report directly to the Audit Committee.

(ii)  Pre-approve all audit and permissible non-audit services to be performed for the Company by a registered public accounting firm engaged to prepare or issue an audit report or perform other audit, review or attest services in accordance with the provisions of § 10A(i) of the Securities Exchange Act of 1934.

(iii)  Review and discuss with the independent auditors their audit procedures, including the scope, fees and timing of the audit, and the results of the annual audit examination and any accompanying management letters and any reports of the independent auditors with respect to interim periods.

(iv)  To the extent it deems necessary or appropriate, engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

(v)  Review the written statement from the outside auditor of the Company concerning any relationships between the auditor and the Company or any other relationships that may adversely affect the independence of the auditor and assess the independence of the outside auditor as required under Independent Standard Boards Standard No. 1., and actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor and for purposes of taking, or recommending that the full Board take, appropriate action to oversee the independence of the outside auditor.

(vi)  Review and discuss with management and the independent auditors the financial statements of the Company, including an analysis of the auditors’ judgment as to the quality of the Company’s accounting principles.

(vii)  Review and discuss the adequacy of the Company’s internal controls with the Company’s Chief Financial Officer and/or his designee from time to time.

A-1

(viii)  Establish procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

(ix)  Review and investigate reports or indications of possible violations of internal accounting controls or accounting irregularities.

(x)  Investigate reports of: (a) possible violations of the Company’s Code of Ethics brought to the Audit Committee under the provisions of said Code and/or (b) indications of possible violations of securities’ laws and regulations by executive officers, directors and other personnel of the Company.

(xi)  Review significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports.

(xii)  Review the financial statements of the Company and its subsidiaries on a quarterly basis, in a manner consistent with Statement on Auditing Standards No. 71, and perform such review, if practicable, prior to the public release of quarterly earnings information and, in any event, prior to the filing of Forms 10-Q and/or 10-K.

(xiii)  Prepare and attempt to cause to be included in the Company’s proxy materials the Audit Committee Report required by the Rules and Regulations of the Securities and Exchange Commission.

(xiv)  Review material pending legal proceedings involving the Company and other contingent liabilities.

(xv)  Review and approve all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K.

(xvi)  At least annually, review and reassess the adequacy of the Audit Committee Charter and recommend to the Company’s Board any changes to the Audit Committee Charter that the Audit Committee deems necessary or desirable.

In addition to the foregoing responsibilities, the Audit Committee will carry out any other responsibilities assigned to it by the Board from time to time and will take any actions or carry out any other responsibilities as may be necessary to comply with Securities and Exchange Commission and Nasdaq Stock Market rules and regulations and any applicable law.  Subject to any restrictions contained in the Company’s certificate of incorporation and bylaws, the Audit Committee will have all power and authority necessary to carry out its purposes and responsibilities.

3.  Meetings.  The Audit Committee shall meet as often as may be deemed necessary or appropriate in its judgment, but at least once each fiscal quarter, either in person or telephonically. The Audit Committee shall meet in executive session with the independent auditors at least annually. The Audit Committee may create subcommittees who shall report to the Audit Committee. The Audit Committee shall report to the full Board with respect to its meetings. The majority of the members of the Audit Committee shall constitute a quorum.

4.  Authority to Engage Advisors.  The Audit Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including to engage, at the Company’s expense, independent counsel and other advisors, as it determines necessary.

5.  Limitations on Duties.  While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate or are in accordance with generally accepted accounting principles. This is the responsibility of management and the Company’s independent auditors.

A-2

APPENDIX B

Channell Commercial Corporation
Compensation Committee Charter

ARTICLE I
FORMATION

The Board of Directors (the “Board”) of Channell Commercial Corporation, a Delaware corporation (the “Company”), has established the Compensation Committee (the “Committee”) pursuant to Section 141(c)(2) of the Delaware General Corporation Law and Article III, Section 8 of the Company’s Bylaws.

ARTICLE II
PURPOSE

The purpose of the Committee is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s executive officers; (ii) oversee and advise the Board on the adoption of policies that govern the overall compensation programs of the Company’s executive officers, including stock option and benefit plans; and (iii) produce an annual report on executive officer compensation for inclusion in the Company’s proxy statement.

ARTICLE III
COMPOSITION

The Committee shall consist of at least two directors, each of whom shall be determined by the Board to be “independent” in accordance with the rules of the Nasdaq Stock Market (except as may be allowed by those rules in exceptional circumstances), as such rules may be amended from time to time.  In addition, no director may serve unless he or she (i) is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (ii) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, provided, that directors may serve on the Committee who do not meet the “non-employee director” and/or “outside director” requirements if the Board determines that the service of such directors is in the best interests of the Company.  Subject to the foregoing, the exact number of members of the Committee shall be fixed and may be changed from time to time by resolution duly adopted by the Board.

The members of the Committee shall be appointed by the Board and continue to be members until their successors are elected and qualified as directors and appointed to the Committee or until their earlier resignation or removal.  Any member of the Committee may be removed, with or without cause, by the Board at any time.

The Board may appoint one member to serve as Chair of the Committee.  The Chair shall set the agenda for the Committee’s meetings, convene and chair the Committee’s regular and special meetings and act as the Committee’s representative to the Board in communicating with the Board and management.  If the Board fails to appoint a Chair of the Committee, the members of the Committee shall elect a Chair by majority vote of the full Committee to serve at the pleasure of the majority of the full Committee.

ARTICLE IV
RESPONSIBILITIES

The principal responsibilities and functions of the Committee are set forth below. The Committee is authorized to carry out these responsibilities and other responsibilities assigned to it by the Board from time to time or as may be necessary to comply with Securities and Exchange Commission rules and regulations, Nasdaq Stock Market rules and regulations and any applicable law, and to take any action reasonably related to the mandate of this Charter.  Subject to any restrictions set forth in the Company’s Certificate of Incorporation and Bylaws and applicable law, the Committee shall have all power and authority necessary or appropriate to carry out its purposes and responsibilities.

1.                                       Establish and review the overall compensation philosophy of the Company.

2.                                       Determine, or recommend to the Board for determination, the compensation structure on an annual basis for the chief executive officer and all other “officers” as the term is defined in Section 16 of the Exchange Act and Rule 16a-1(f) promulgated thereunder (“Executive Officers”).

3.                                       Monitor the compensation paid by other comparable companies to their executive officers, as well as the performance of the Company, evaluate the annual compensation packages of the Company’s Executive Officers on the basis of these trends and determine whether adjustments to base salary, bonuses, fringe benefits or other compensation programs are appropriate.

4.                                       If deemed appropriate by the Committee, determine the performance goals and objectives that shall serve as a benchmark for the performance-based compensation of Executive Officers.

5.                                       If applicable, evaluate the Executive Officers’ performance against such performance goals and objectives, and determine the appropriate level of performance-based compensation that each Executive Officer should receive.

6.                                       Determine the termination packages for Executive Officers as requested by the Board or management.

7.                                       Review and approve the establishment of, and any material amendments of, all stock option or other equity-based compensation plans.  Recommend changes in such plans to the Board as deemed necessary, appropriate or advisable by the Committee.

8.                                       Grant awards of shares, share options or other equity units pursuant to the Company’s stock option or other equity-based compensation plans.

9.                                       Prepare the report required by applicable rules and regulations of the Securities and Exchange Commission and other applicable regulatory bodies for inclusion in the Company’s annual proxy statement.

10.                                 Review this Charter and reassess its adequacy.

The foregoing functions and responsibilities are set forth with the understanding that the Committee may, to the extent permitted by applicable laws or regulations, diverge therefrom as appropriate given the circumstances.

The Committee shall have the resources and authority necessary to discharge its duties and responsibilities, including the resources and authority to retain outside separate counsel or other experts or consultants, as it deems appropriate.  The Committee is empowered to investigate any matter brought to its attention that is within the scope of or otherwise relevant to its responsibilities, with all requisite access to all books, records, facilities and personnel of the Company and with access to the Company’s outside legal counsel and other advisors.

ARTICLE V
PROCEDURES

The Committee shall have at least one meeting per year.  Additional meetings shall occur as the Committee or its Chair deems advisable.  Notwithstanding the foregoing, the Committee shall have at least one meeting per year at which only independent directors will be present (each, an “Executive Session”).  When meeting to determine the compensation of the chief executive officer, the Committee shall meet in Executive Session.

The Committee shall keep regular minutes of its meetings, and shall report its actions and recommendations to the next meeting of the Board or as the Board otherwise requests.  Meetings and actions of the Committee shall be governed by, and held and taken in accordance with, the provisions of the Company’s Bylaws, with such changes in the context of those Bylaws as are necessary to substitute the Committee, the Chair of the Committee and its members for the Board, the Chairman of the Board and its members.  Regular meetings of the Committee may be held at such time and such place as the Committee determines from time to time.  The Committee shall meet separately, on at least an annual basis, with the chief executive officer and any other corporate officers as the Board and the Committee deem appropriate to discuss and review the performance criteria and compensation levels of key executives.  In the absence of the Chair, a member designated by the Chair or designated by a majority of the members in attendance shall preside at a meeting.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee consists of at least two members of the Committee.  The requirements for action by a subcommittee shall, except as otherwise provided by act of the Committee, be the same as applicable to the Committee.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote.  The Committee may, at its discretion and at the invitation of the Chair, include in its meetings members of the Company’s management, representatives of the Company’s outside advisors, any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate.  Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, without limitation, any non-management director who is not a member of the Committee.

CNLCM-PS-07

April 13, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, May 22, 2007, at 26040 Ynez Road, Temecula, California. Detailed information as to the business to be transacted at the meeting is contained in the accompanying Notice of Annual Meeting and Proxy Statement.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, we ask that you sign and return your proxy as soon as possible in the envelope provided. If you plan to attend the meeting, please mark the appropriate box on the proxy.

Sincerely,
Jacqueline M. Channell

Secretary

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Channell Commercial Corporation

Proxy Solicited on Behalf of the Board of Directors of
Channell Commercial Corporation for 2007 Annual Meeting of Stockholders

The undersigned hereby appoints William H. Channell, Jr., Jacqueline M. Channell and Dana Brenner and each of them, as proxies, each with the power of substitution, and hereby authorizes them to vote all shares of Common Stock which the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders of Channell Commercial Corporation (the “Company”) to be held at 26040 Ynez Road, Temecula, California 92591 on Tuesday, May 22, 2007 at 9:00 a.m., local time, and at any adjournments or postponements thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement and (2) in their discretion upon such other matters as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the: (1) Notice of Annual Meeting of Stockholders of the Company, (2) accompanying Proxy Statement, and (3) Annual Report of the Company for the fiscal year ended December 31, 2006.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

(Continued and to be voted on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Election of Directors — The Board of Directors recommends a vote FOR the listed nominees.
1.	Nominees:	For	Withhold		For	Withhold
		☐	☐		☐	☐
	01 - Guy Marge			02 - Stephen Gill

Non-Voting Items
Change of Address — Please correct your address before returning this Proxy.							Meeting Attendance
Mark the box to the right ☐
if you plan to attend the
Annual Meeting.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.				Signature 1 — Please keep signature within the box.		Signature 2 — Please keep signature within the box.
	/	/